Exhibit 99.2

Bold Energy III LLC

Consolidated Financial Report

December 31, 2016

C O N T E N T S

Independent Auditor’s Report

To the Members of

Bold Energy III LLC

Midland, Texas

We have audited the accompanying consolidated financial statements of Bold Energy III LLC and subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

AN INDEPENDENT MEMBER OF BAKER TILLY INTERNATIONAL	WEAVER AND TIDWELL, L.L.P. CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS	400 WEST ILLINOIS, SUITE 1550, MIDLAND, TX 79701 P: 432.683.5226 F: 432.683.9182

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bold Energy III LLC as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

WEAVER AND TIDWELL, L.L.P.

Midland, Texas

March 10, 2017

Consolidated Financial Statements

Bold Energy III LLC

Consolidated Balance Sheets

December 31, 2016 and 2015

	2016	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$186,301	$111,404
Accounts receivable
Oil and natural gas sales	4,397,258	1,178,516
Joint interest owners	1,151,300	52,237
Prepaid expenses	68,702	121,635
Field inventory	142,922	136,596

Total current assets	5,946,483	1,600,388

OIL AND GAS PROPERTIES, successful efforts
Proved properties	155,048,784	122,378,888
Unproved properties	103,145,473	71,389,449
Wells in progress	24,318,094	10,735,804

Total oil and gas properties	282,512,351	204,504,141

Less: accumulated depletion, depreciation, amortization and impairment	(54,583,985)	(47,065,444)

Total oil and gas properties, net	227,928,366	157,438,697

OTHER ASSETS
Land	1,356,438	947,719
Other property and equipment, net	45,566	99,418

Total other assets	1,402,004	1,047,137

TOTAL ASSETS	$235,276,853	$160,086,222

The Notes to Consolidated Financial Statements are an integral part of these statements.

	2016	2015
LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	4,906,514	397,782
Revenue payable	2,117,275	878,104
Asset retirement obligation	78,054	—
Accrued liabilities	8,132,713	809,313

Total current liabilities	15,234,556	2,085,199

NON-CURRENT LIABILITIES
Line of credit, net	30,208,043	12,964,007
Asset retirement obligation	848,095	630,351

Total non-current liabilities	31,056,138	13,594,358

MEMBERS’ EQUITY	188,986,159	144,406,665

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$235,276,853	$160,086,222

Bold Energy III LLC

Consolidated Statements of Operations

Years Ended December 31, 2016 and 2015

	2016	2015
REVENUES
Oil sales	$15,792,569	$17,314,099
Natural gas sales	3,694,787	3,771,995

Total revenues	19,487,356	21,086,094

EXPENSES
Oil and gas production costs	2,679,439	1,922,280
Oil and gas production taxes	1,004,345	1,081,092
Depreciation, depletion, and amortization	9,496,065	14,798,544
Impairment of oil and gas properties	—	4,007,922
Accretion of asset retirement obligation	38,598	24,166
Abandonment	11,380,049	—
General and administrative expenses	6,648,198	7,402,929

Total expenses	31,246,694	29,236,933

Loss from operations	(11,759,338)	(8,150,839)

OTHER INCOME (EXPENSE)
Interest income	76	76
Interest expense	(661,370)	(348,905)

Other expense, net	(661,294)	(348,829)

NET LOSS	$(12,420,632)	$(8,499,668)

The Notes to Consolidated Financial Statements are an integral part of these statements.

Bold Energy III LLC

Consolidated Statements of Changes in Members’ Equity

Years Ended December 31, 2016 and 2015

BALANCE, January 1, 2015	$138,299,868
Equity contributions	14,606,465
Net loss	(8,499,668)

BALANCE, December 31, 2015	144,406,665
Equity contributions	57,000,126
Net loss	(12,420,632)

BALANCE, December 31, 2016	$188,986,159

The Notes to Consolidated Financial Statements are an integral part of these statements.

Bold Energy III LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2016 and 2015

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,420,632)	$(8,499,668)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion, and amortization	9,430,338	14,666,275
Depreciation of other property and equipment	65,727	132,269
Impairment of oil and gas properties	—	4,007,922
Abandonment	11,380,049	—
Accretion of asset retirement obligation	38,598	24,166
Amortization of deferred financing costs	146,220	74,838
Changes in operating assets and liabilities
Accounts receivable	(4,317,805)	1,896,811
Prepaid expenses	52,933	(81,556)
Field inventory	(6,326)	(136,596)
Accounts payable	4,508,732	(699,900)
Accrued liabilities	(64,800)	268,124
Revenue payable	1,239,171	409,295

Net cash provided by operating activities	10,052,205	12,061,980

CASH FLOWS FROM INVESTING ACTIVITIES
Leasehold acquisitions and costs	(38,531,827)	(2,964,760)
Capital expenditures - drilling and development	(38,264,209)	(28,839,063)
Capital expenditures - lease and well equipment	(7,307,870)	(5,101,072)
Acquisition of land	(408,719)	(947,719)
Additions to other property, plant and equipment	(11,875)	—
Proceeds from sale of leasehold properties	449,250	—

Net cash used in investing activities	(84,075,250)	(37,852,614)

CASH FLOWS FROM FINANCING ACTIVITIES
Equity contributions	57,000,126	14,606,465
Proceeds from borrowing - line of credit	63,900,000	50,200,000
Payments - line of credit	(46,700,000)	(38,900,000)
Deferred financing fees	(102,184)	(245,749)

Net cash provided by financing activities	74,097,942	25,660,716

Net increase (decrease) in cash	74,897	(129,918)

CASH, beginning of period	111,404	241,322

CASH, end of period	$186,301	$111,404

The Notes to Consolidated Financial Statements are an integral part of these statements.

Bold Energy III LLC

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2016 and 2015

	2016	2015
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES

Capital expenditures accrued in accrued liabilities at year-end	$7,752,500	$364,300

Addition to proved properties for increase in asset retirement obligations	$272,733	$390,028

OTHER SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$508,731	$280,705

The Notes to Consolidated Financial Statements  are an integral part of these statements.

Note 1.   Summary of Significant Accounting Policies

Organization and Nature of Operations

Bold Energy III LLC (the Company) is a Texas limited liability company formed on April 5, 2013. The Company is a Midland, Texas based oil and gas company focused on the acquisition, exploration and development of natural gas and crude oil properties as an operating interest owner. The properties are primarily located in West Texas.

The Company is owned by EnCap Energy Capital Fund IX, L.P. (95.94%, EnCap), Bold Energy Management III LLC (3.46%, Management Member) and Bold Energy Management Holdings III LLC (0.60%) (collectively, with Bold Energy Management III LLC, the Management Group, and together with EnCap, the Investor Group). Management Member manages the Company on behalf of the other members. A Board of Managers governs the actions of the Company. The Board of Managers is comprised of three members elected by EnCap and two members by Management Member. Under the terms of the Limited Liability Company Agreement (the Agreement), the Investor Group has committed to contribute up to $276.5 million to the Company. Of this commitment amount, the Investor Group had contributed approximately $241.7 million through December 31, 2016. Under the terms of the Agreement, the Company may dissolve either through the election of the Board of Managers or disposition of all assets of the Company.

Bold Operating, LLC is a wholly owned subsidiary of the Company and acts as the operator of the properties owned by the Company.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Bold Energy III LLC, and its wholly owned subsidiary, Bold Operating, LLC. All inter-company accounts and transactions have been eliminated in consolidation.

Oil and Gas Properties

The Company uses the successful efforts method of accounting for its oil and gas exploration and production activities. Costs incurred by the Company related to the acquisition of oil and gas properties and the cost of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed when determined to be unsuccessful. Costs incurred to maintain wells and related equipment, lease and well operating costs and other exploration costs are charged to expense as incurred. Gains and losses arising from sales of properties are generally included as income.

Capitalized acquisition costs attributable to proved oil and gas properties will be depleted by formation or field using the unit-of-production method based on proved reserves. Capitalized exploration well costs and development costs, including asset retirement obligations, will be amortized by producing unit, based on proved developed reserves. The Company had wells in progress of $24,318,094 and $10,735,804 at December 31, 2016 and 2015, respectively, comprised of $4,445,792 and $2,445,641 of lease and well equipment, respectively; $19,830,109 and $8,290,163 of intangible drilling costs, respectively; and asset retirement costs of $42,193 and $0, respectively. As wells in progress represent wells which were not complete at year end, these costs were excluded from amortization for the years ended December 31, 2016 and 2015.

Capitalized costs are evaluated for impairment in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 360, Accounting for the Impairment or Disposal of Long-Lived Assets (ASC Top 360), whenever events or changes in circumstances indicate that an asset's carrying amount may not be recoverable.

The fair values of proved properties are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs used to determine the fair values of proved properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with applicable forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that Company management believes will impact realizable prices.

To determine if a depletable unit is impaired, the carrying value of the depletable unit is compared to the undiscounted future net cash flows by applying management's estimates of future oil and gas prices to the estimated future production of oil and gas reserves over the economic life of the property and deducting future costs. Future net cash flows are based upon third party reservoir engineers' estimates of proved reserves and internal management estimates for probable and possible reserves. For a property determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the impaired property will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future net cash flows and fair value. Impairment expense of $0 and $4,007,922 was recognized for the years ended December 31, 2016 and 2015, respectively.

Costs of unproved properties at December 31, 2016 and 2015 represent leasehold costs. Unproved oil and gas leases are generally for a term of three to five years. In most cases, the term of the unproved leases can be extended by paying delay rentals, meeting contractual drilling obligations or by producing reserves on the leases. As properties are evaluated through exploration, they will be included in the amortization base. Unproved properties are assessed periodically to determine whether they have been impaired. The prospects and their related costs are evaluated individually.

Properties Accounted for as Business Combinations

The Company accounts for the acquisition of oil and gas properties under the requirements of FASB ASC Topic 805, Business Combinations (ASC Topic 805). ASC Topic 805 requires an acquiring entity to recognize all assets acquired and liabilities assumed at fair value under the acquisition method of accounting, provided they qualify for acquisition accounting under the standard. The Company accounts for all property acquisitions that include working interests in proved leasehold, both operated and non-operated, that would generate more than an immaterial balance of goodwill as business combinations. The Company does not apply acquisition accounting to the purchase of oil and gas properties entirely comprised of unproved leasehold, which is in compliance with ASC Topic 805.

In accordance with the provisions of ASC Topic 805, the Company has conducted an assessment of net assets acquired and recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values, while transaction and integration costs associated with the acquisitions are expensed as incurred. The Company uses relevant market assumptions, many of which are unobservable, to determine fair value and allocate purchase price, such as future commodity pricing for purchased hydrocarbons, market multiples for similar transactions and replacement value for certain equipment. Many of the assumptions are unobservable.

Revenue Recognition

Oil and gas revenue is recognized when the product is sold to a purchaser, delivery has occurred, written evidence of an arrangement exists, pricing is fixed and determinable and collectibility of the revenue is reasonably assured. As of December 31, 2016 and 2015, the Company had no significant imbalance asset or liability. The Company incurred production taxes of $1,004,345 and $1,081,092 for the years ended December 31, 2016 and 2015, respectively.

Fair Value of Financial Instruments

The carrying values of cash, accounts receivable, accounts payable and accrued liabilities approximates their fair values due to the short maturity of these instruments. The indebtedness under the revolving line of credit was estimated to have a fair value approximating the carrying amount based on the variability of the interest rates being reflective of market rates.

Accounts Receivable

The Company sells oil and gas to various customers and participates with other parties in the drilling, completion and operation of oil and gas wells. Joint interest receivables and oil and gas sales receivables related to these operations are generally unsecured. The Company determines joint interest operations accounts receivable allowances based on management’s assessment of the creditworthiness of the joint interest owners and the Company’s ability to realize the receivables through netting of anticipated future production revenues. The Company had no allowance for doubtful accounts at December 31, 2016 and 2015 based on the expectation that all receivables will be collected. The Company has not realized bad debt expense on joint interest billings during the years ended December 31, 2016 and 2015. The Company had receivables related to oil and gas sales of $4,397,258 and $1,178,516 at December 31, 2016 and 2015, respectively. Additionally, the Company had receivables related to joint interest billings of $1,151,300 and $52,237 at December 31, 2016 and 2015, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents.

Prepaid Expenses

Prepaid expenses include funds which have been advanced for general business and control of well insurance.

Deferred Financing Costs

Deferred financing costs consist of fees incurred to secure debt financing and are amortized over the life of the related loans using the straight line method. Deferred financing costs were $291,957 and $335,993, net of accumulated amortization of $253,489 and $107,269 at December 31, 2016 and 2015, respectively, and were included with Line of credit, net, on the balance sheet.  Amortization of deferred financing costs totaled $146,220 and $74,838 for the years ended December 31, 2016 and 2015, respectively, and were recorded in interest expense in the consolidated statements of operations.

Other Property and Equipment

Other property and equipment consists primarily of computer equipment, software, leasehold improvements, and furniture and fixtures. These items are recorded at cost, and depreciable assets are depreciated under the straight-line method over expected useful lives ranging from three to seven years. Other property and equipment totaled $45,566 and $99,418, net of accumulated depreciation of $529,693 and $463,966 at December 31, 2016 and 2015, respectively. Depreciation expense for other property and equipment totaled $65,727 and $132,269 for the years ended December 31, 2016 and 2015, respectively.

Accounts Payable, Revenue Payable and Accrued Liabilities

Accounts payable include obligations incurred in the ordinary operation of the business for services performed and products received. Accrued liabilities primarily include accrued expenses related to capital expenditures on oil and gas properties. Revenue payable relates to revenue distributions due to royalty and joint interest owners.

Asset Retirement Obligation

The Company accounts for its asset retirement obligations in accordance with FASB ASC Topic 410, Asset Retirement and Environmental Obligations (ASC Topic 410). Asset retirement obligations consist of estimated costs of dismantlement, removal, site reclamation and similar activities associated with oil and gas properties. A liability is recorded when the fair value of the asset retirement obligation can be reasonably estimated and recognized in the period a legal obligation is incurred. The liability amounts are based on retirement cost estimates and incorporate many assumptions, such as expected economic recoveries of oil and gas, time to abandonment, future inflation rates and the credit-adjusted risk-free rate of interest.

The retirement obligation is recorded at its estimated present value as of the obligation’s inception with an offsetting increase to proved lease and well equipment in the consolidated balance sheets. This addition to proved lease and well equipment represents a non-cash investing activity for presentation in the consolidated statements of cash flows and is subject to depreciation. After initially recording the liability, it accretes for the passage of time and the related discount rate, with the increase reflected as accretion expense in the consolidated statements of operations.

Income Taxes

The Company is a limited liability company, and therefore is treated as a flow-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the members and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no federal tax provision has been made in the consolidated financial statements of the Company.

At December 31, 2016 and 2015, the Company had no taxable margin and, therefore, recorded no Texas Margin Tax liability.

The Company follows the provisions of FASB ASC Topic 740, Income Taxes (ASC Topic 740), relating to accounting for uncertainties in income taxes. ASC Topic 740 provides the accounting for uncertainties in income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the consolidated financial statements. ASC Topic 740 requires the Company to recognize in its consolidated financial statements the financial effects of a tax position, if that position is more likely than not of being sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position.

ASC Topic 740 also provides guidance on measurement, classification, interest and penalties and disclosure. Tax positions taken related to the Company’s pass-through status and those taken in determining state income tax liability, including deductibility of expenses, have been reviewed and management is of the opinion that material positions taken by the Company would more likely than not be sustained upon examination. Accordingly, the Company has not recorded an income tax liability.

Estimates and Uncertainties

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant assumptions are required in the valuation of proved oil and gas reserves which may affect the amount at which oil and gas properties are recorded, provisions for depreciation, depletion, and amortization, and impairment of oil and gas properties. Estimation of asset retirement obligations is based on estimates regarding the timing and cost of future asset abandonments. Estimation of production volumes near year-end is required in order to determine the amount of oil and gas revenue receivable at year end. Estimation of oil and gas property accruals is required in order to determine the amounts payable at year end. It is possible these estimates could be revised in the near-term and these revisions could be material.

Recent Accounting Pronouncements

In January 2017, with Accounting Standards Update 2017-01, the FASB clarified the definition of a business under Business Combinations (Topic 805). Currently, Topic 805 does not specify the minimum inputs and processes required for a set to meet the definition of a business. That lack of clarity led to broad interpretations of the definition of a business. The amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business. The amendments in this update provide a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If the screen is not met, the amendments in this update (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. The amendments provide a framework to assist entities in evaluating whether both an input and a substantive process are present.

The amendments in this update are effective for annual reporting periods beginning after December 15, 2017. Companies can begin to adopt the standard early for transactions with acquisition dates occurring before the issuance date of this amendment only when the transaction has not been previously reported in financial statements. The Company has elected to adopt this standard effective for January 1, 2017.

The FASB and the International Accounting Standards Board (IASB) initiated a joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and IFRS. The FASB has amended the FASB ASC and created the new Topic 606, Revenue from Contracts with Customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The amendments in this update are effective for annual reporting periods beginning after December 15, 2018. Companies can begin to adopt the standard early for annual reporting periods beginning after December 15, 2016. The Company is evaluating the effect of this pronouncement on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous GAAP and this update is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. The update is effective for financial statements with fiscal years beginning after December 15, 2018 for public entities and for financial statements with fiscal years beginning after December 15, 2019 for all other entities, with early adoption permitted. The Company is still evaluating the potential impact on the Company’s consolidated financial statements.

Subsequent Events

The Company evaluates subsequent events for potential recognition and/or disclosure through the date the consolidated financial statements are available to be issued.

Reclassifications

Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current year presentation.

Note 2.   Acquisition of Oil and Gas Properties

2016 Acquisitions

On May 6, 2016, the Company acquired 2,944 undeveloped net mineral acres primarily in Upton County (95%) as well as Reagan County, Texas in exchange for $33 million in cash.  This acreage is 100% operated with an average working interest of approximately 84% and an average net revenue interest of approximately 72% (86% to the 8/8ths interest).  The effective date of the acquisition was April 1, 2016.

The Company closed various other acquisitions during the year ended December 31, 2016, none of which were material to the Company individually or in the aggregate.

2015 Acquisitions

On July 31, 2015, the Company acquired 1,200 net mineral acres and 12 wells (including 10 producing wells) in Reagan County, Texas in exchange for $1,946,444 in cash, 640 net mineral acres in Irion County, Texas worth $2,569,494, and a credit of $119,208 related to the acquired assets, resulting in a total purchase price of $4,635,146. The acquisition was accounted for as a business combination in accordance with ASC Topic 805, which among other things, requires assets acquired and liabilities assumed to be measured at fair value as of the effective date of the acquisition. The effective date of the acquisition was August 1, 2015.

The following table summarizes the consideration paid to acquire the properties and the amounts of the assets acquired and liabilities assumed as of the acquisition date. The purchase price was subject to customary closing adjustments that occur between the effective date of the acquisition and the closing date of the acquisition. As the purchase price is further adjusted for post-closing items, the final purchase price allocation may result in a different allocation.

Proved oil and natural gas properties	$764,643
Unproved oil and natural gas properties	4,062,653
Lease and well equipment	123,000
Asset retirement obligations assumed	(315,150)

Purchase price, net	$4,635,146

The Company closed various other acquisitions of unproved leasehold adjacent to or additional working interests in existing prospects during the year ended December 31, 2015, none of which were individually material to the Company.

Note 3.   Oil and Gas Properties

Oil and gas properties consist of the following at December 31, 2016 and 2015:

	2016	2015
Proved leasehold	$6,856,656	$4,030,572
Wells and related equipment - proved properties	19,461,449	13,967,526
Intangible drilling costs - proved properties	127,911,378	103,777,568
Asset retirement costs - proved properties	819,301	603,222

Proved properties	155,048,784	122,378,888

Unproved leasehold	103,145,473	71,389,449

Wells and related equipment - wells in progress	4,445,792	2,445,641
Intangible drilling costs - wells in progress	19,830,109	8,290,163
Asset retirement costs - wells in progress	42,193	—

Wells in progress	24,318,094	10,735,804

Accumulated depletion, depreciation, amortization, and impairment	(54,583,985)	(47,065,444)

	$227,928,366	$157,438,697

Note 4.   Other Property and Equipment

Other property and equipment consists of the following at December 31, 2016 and 2015:

	2016	2015
Office equipment and furniture	$436,119	$424,244
Computer software	52,545	52,545
Leasehold improvements	86,595	86,595

	575,259	563,384

Accumulated depreciation	(529,693)	(463,966)

	$45,566	$99,418

Note 5.   Related Party Transactions

EnCap Energy Capital Fund IX, L.P., Bold Operating, LLC, Bold Energy II LLC, Bold Energy Management III LLC, Bold Energy Management Holdings III LLC, and members of Management Group are considered related parties under FASB ASC Topic 850, Related Party Disclosures.

Certain members of Management Group are employees of the Company and are compensated based upon employment agreements. These agreements provide for a base salary, incentive compensation, and health benefits.

The Company receives a management fee from Bold Energy II LLC in consideration of the services and general and administrative expenses incurred by the Company on behalf of Bold Energy II LLC. The Company received fees of $120,000 during each of the years ended December 31, 2016 and 2015, related to these services.

Note 6.   Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurement (ASC Topic 820), defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. ASC Topic 820 provides a framework for measuring fair value, establishes a three level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’s creditworthiness when valuing certain assets.

The three-level fair value hierarchy for disclosure of fair value measurements defined by ASC Topic 820 is as follows:

Level 1 – Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Inputs, other than quoted prices within Level 1, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 – Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgment from management.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument’s complexity. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the years ended December 31, 2016 and 2015.

Fair Value Measurements on a Nonrecurring Basis

Asset Impairment

Oil and gas properties are measured at fair value on a nonrecurring basis. The impairment charge reduces the oil and gas properties’ carrying values to their estimated fair values. These fair value measurements are classified as Level 3 measurements and include many unobservable inputs. Fair value is calculated as the estimated discounted future net cash flows attributable to the assets. The Company’s primary assumptions in preparing the estimated discounted future net cash flows to be recovered from oil and gas properties are based on (i) proved reserves, (ii) forward commodity prices and assumptions as to costs and expenses, and (iii) the estimated discount rate that would be used by potential purchasers to determine the fair value of the assets.

The Company recorded asset impairments of $0 and $4,007,922 on proved properties during the years ended December 31, 2016 and 2015, respectively.

Business Combinations

The Company records identifiable assets acquired and liabilities assumed at fair value at the date of acquisition. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and include estimates of future oil and gas production, commodity prices based on commodity futures price strips as of the date of the estimate, operating and development costs, and a risk-adjusted discount rate. Significant Level 3 assumptions associated with the calculation of discounted cash flows used in the determination of fair value of the acquisition include the Company’s estimate of future natural gas and crude oil prices, operating and development costs, anticipated production of proved reserves, appropriate risk-adjusted discount rates and other relevant data. The Company’s acquisitions are disclosed in Note 2.

Asset Retirement Obligation

The asset retirement obligation estimates are derived from historical costs and management's expectation of future cost environments and, therefore, the Company has designated these liabilities as Level 3 measurements. The significant inputs to this fair value measurement include estimates of plugging, abandonment and remediation costs, well life, inflation and credit-adjusted risk free rate. See Note 7 for a reconciliation of the beginning and ending balances of the liability for the Company's asset retirement obligations.

Note 7.   Asset Retirement Obligations

The following are changes in the asset retirement obligation for the years ended December 31, 2016 and 2015:

Balance, December 31, 2014	$216,157
Liability incurred upon acquiring and drilling new wells	390,028
Accretion expense	24,166

Balance, December 31, 2015	630,351

Liability incurred upon acquiring and drilling new wells	272,733
Settlement of asset retirement obligation	(15,533)
Accretion expense	38,598

Balance, December 31, 2016	926,149

Based on the expected timing of settlement, $78,054 of the liability is classified as current.

Note 8.   Significant Concentrations

For the years ended December 31, 2016 and 2015, substantially all of the Company’s operations and business efforts were related to the oil and gas industry. This concentration may impact the Company’s business risk, either positively or negatively, in that commodity prices, customers and suppliers may be similarly affected by changes in economic, political or other conditions related to the industry. The Company sold production to three purchasers whose purchases each comprised 10% or more of total net oil and natural gas revenues during the years ended December 31, 2016 and 2015. When combined, the sales to these purchasers accounted for more than 90% of total net oil and natural gas revenues during both 2016 and 2015. In addition, the Company sold production to two and four purchasers whose balances each comprised 10% or more of oil and natural gas sales receivables as of December 31, 2016 and December 31, 2015, respectively. When combined, the balances of these purchasers accounted for more than 80% and 90% of oil and natural gas sales receivables at December 31, 2016 and 2015, respectively. The Company does not believe that the loss of a purchaser would have an adverse effect on its ability to sell its crude oil and natural gas production due to the competitive nature of the oil and gas industry and availability of marketing alternatives. Additionally, the Company had outstanding accounts payable balances to one and three vendors which each comprised greater than 10% or more of the total accounts payable balance at December 31, 2016 and 2015, respectively. The Company does not believe that this concentration would have a significant impact on operations as there are many oil and gas service providers.

The Company regularly maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses with respect to the related risks to cash and cash equivalents and does not believe its exposure to such risk is more than nominal.

Note 9.   Commitments and Contingencies

Legal Matters

In the ordinary course of business, the Company may at times be subject to claims and legal actions. Management does not believe the impact of such matters will have a material adverse effect on the Company’s financial position or results of operation. The Company had no legal matters requiring specific disclosure or recognition of a liability as of December 31, 2016 and 2015.

Environmental

The Company is subject to extensive federal, state and local environmental laws and regulations which may materially affect its operations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company.

Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that related to an existing condition caused by past operations and that have no future economic benefits are expensed as incurred. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the cost can be reasonably estimated.

No claim has been made, nor is the Company aware of any liability which the Company may have, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto. The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

Operating Leases

The Company leases office space facilities under an operating lease. In 2014, the Company renewed this lease, which expires in May 2017. Rent expense under this lease for the years ended December 31, 2016 and 2015 was $351,532 and $325,995, respectively, and is recorded in general and administrative expenses.

Future minimum non-cancelable rental payments for the remainder of the lease are as follows:

Year Ending
2017	$153,130
2018 and thereafter	—

$153,130

Note 10.   Defined Contribution Plan

The Company sponsors a 401(k) defined contribution plan for the benefit of all employees through Charles Schwab Bank. The plan is intended to provide participating employees with benefits upon retirement, in compliance with the Internal Revenue Code. Employees could contribute up to $18,000 and $18,000 with an additional “catch up” amount of $6,000 and $6,000 for employees over 50 years of age or older for the years ended December 31, 2016 and 2015, respectively. The Company matched 100% of employee contributions up to 8% of compensation through September 2015 and has contributed $0 and $307,586 for the years ended December 31, 2016 and 2015, respectively. Both employee and employer contributions are fully vested at all times.

Note 11.   Bank Credit Facility

The Company entered into a bank credit facility on August 14, 2013. Pursuant to the credit agreement, from time to time, the Company may borrow the lesser of the available borrowing base, as determined by the credit agreement, or $250 million, which is the maximum borrowing capacity of the bank credit facility. As of December 31, 2016 and 2015, the Company had borrowing bases of $45 million and $42 million respectively, and outstanding balances of $30.5 million and $13.3 million, respectively. The bank credit facility is secured by substantially all of the Company’s oil and gas properties where it has established production. The Company had outstanding letters of credit, with a separate lending institution, which totaled $100,000 at both December 31, 2016 and 2015.

The Company may elect that borrowings be comprised of any combination of alternate base rate (ABR) loans or Eurodollar loans, although Eurodollar loans must be a minimum of $500,000. The Company pays interest on the unpaid principal amount of each loan until such principal amount is repaid in full.  Prior to the most recent determination of the Company’s borrowing base in December 2016, interest on these loans was determined as follows:

•

with respect to ABR loans, the alternate base rate equals the highest of the prime rate, the Federal funds effective rate plus 0.50%, or the three-month London interbank rate (“LIBOR”) plus 1.00%, plus an applicable margin ranging from and including 0.75% and 1.75% per annum, determined by the percentage of the conforming borrowing base then in effect that is drawn, or

•

with respect to Eurodollar loans, one-, three- or six-month LIBOR plus an applicable margin ranging from and including 1.75% and 2.75% per annum, determined by the percentage of the conforming borrowing base then in effect that is drawn.

In conjunction with a regularly scheduled redetermination of its borrowing base in April 2015, the Company and its lenders amended its credit agreement to include a non-conforming borrowing base in addition to its conforming borrowing base. The non-conforming borrowing base provided additional borrowing capacity of 15% to 20% above the conforming borrowing base. Of the $42 million borrowing base at December 31, 2015, $36 million was conforming and $6 million was non-conforming. If debt balances under the credit agreement were higher than the conforming borrowing base, the applicable margins for ABR and Eurodollar loans could increase to as much as 2.75% and 3.75%, respectively, determined by the percentage of the borrowing base that was drawn. The non-conforming borrowing base expired on April 1, 2016, which reduced the total borrowing base down from $42 million to $36 million.  The Company’s conforming borrowing base was subsequently redetermined and reduced to $27 million on June 24, 2016.

In conjunction with the most recent redetermination and amendment to the Company’s credit agreement, the Company’s conforming borrowing base was increased from $27 million to $45 million on December 22, 2016.  In addition, upon the satisfactory review by the Company’s lenders of 30 days of production from three operated horizontal wells in Midland and Upton Counties, Texas that initiated production in December 2016, the conforming borrowing base would be eligible to be increased during the first quarter of 2017 to $62.5 million.  The applicable margins on the Company’s ABR and Eurodollar loans are as follows:

•

with respect to ABR loans, the applicable margin ranges from and includes 1.25% and 2.25% per annum, determined by the percentage of the conforming borrowing base then in effect that is drawn, prior to April 1, 2017, with the applicable margin ranging from and including 1.50% and 2.50% per annum starting on April 1, 2017, and

•

with respect to Eurodollar loans, the applicable margin ranges from and includes 2.25% and 3.25% per annum, determined by the percentage of the conforming borrowing base then in effect that is drawn, prior to April 1, 2017, with the applicable margin ranging from and including 2.50% and 3.50% per annum starting on April 1, 2017.

In addition, the Company pays a commitment fee ranging from 0.375% to 0.50% per annum, determined by the percentage of the conforming borrowing base then in effect that is drawn, on the average daily amount of the unused amount of the borrowing base. These commitment fees are also considered interest expense. The effective interest rate on the credit facility was 3.55% and 2.43% at December 31, 2016 and 2015, respectively. Interest expense, excluding amortization of deferred financing costs, for the years ended December 31, 2016 and 2015 was $515,150 and $274,067, respectively.

All outstanding principal amounts are due at maturity. The credit facility matures on August 14, 2018. The Company is subject to certain non-financial and financial covenants under the bank credit facility, including a minimum current ratio of 1:1 and a maximum total debt to EBITDAX ratio of 4:1. As of December 31, 2016 and 2015, the Company was in compliance with its financial covenants.

Note 12.   Members’ Equity Accounts

Equity contributions are based on capital calls, to be determined by the Board of Managers. Contribution requests to the members will be based on their personal equity commitment as indicated by the member at the formation of the Management Group. Cash earnings on profits and any items in nature of income or gain will be applied to the members’ capital account in accordance with their earnings interest, as defined by the Agreement.

The Company has three classes of members’ equity, Classes A, B and C Units. Class A and B units have all the rights, privileges, preferences and obligations provided for in the Agreement, which are consistent with an ordinary equity ownership interest. Class A Units are a class of up to 2,666,500 membership units to be issued to EnCap. Class B Units are a class of up to 98,100 membership units to be issued to the Management Group. The purchase price per each Class A and Class B Unit is $100. At December 31, 2016 and 2015, EnCap had purchased 2,318,440 and 1,757,236.34 Class A Units for a total of $231,844,000, and $175,723,634, respectively, and the Management Group had purchased 98,092.72 and 89,295.13 Class B interests for a total of $9,809,272 and $8,929,513, respectively.

Class C units do not have voting rights and holders are not required to make any form of contribution to the Company. Class C unit holders do not have a risk of loss and will only be entitled to share in distributions and allocations if and to the extent the Board of Managers makes such distributions and applicable thresholds have been met. As such, the Units are treated as a profit sharing arrangement accounted for under FASB ASC Topic 710, Compensation – General (ASC Topic 710), which will be expensed to compensation as declared.

Note 13. Subsequent Events

The Company has evaluated events subsequent to the consolidated balance sheet date, December 31, 2016 through March 10, 2017, the date the consolidated financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events, other than as noted herein:

Pending Combination with Earthstone Energy, Inc.

On November 8, 2016, Earthstone Energy, Inc., a Delaware corporation (NYSE MKT: ESTE, “Earthstone”) and the Company entered into a Contribution Agreement (the “Agreement”) to facilitate a strategic combination of Bold and Earthstone (the “Transaction”). The Transaction has been organized in a manner commonly known as an "Up-C" structure. Under this structure and the Agreement, Earthstone will recapitalize its common stock into two classes, Class A and Class B, with all its existing outstanding common stock being converted into Class A common stock. Bold will purchase approximately 36.1 million shares of Earthstone's Class B common stock for nominal consideration (par value totaling $36,071), with the Class B common stock having no economic rights in Earthstone other than voting rights on a pari passu basis with the Class A common stock. In addition, Earthstone has formed Earthstone Energy Holdings, LLC, a Delaware limited liability company ("EEH"). At closing, the Investor Group will transfer all of its membership interests in Bold into a new Texas limited liability company, Bold Energy Holdings, LLC (“Bold Holdings”) for all of the membership interests in Bold Holdings. Also at closing, EEH will issue approximately 22.3 million of its membership units to Earthstone and one of Earthstone's wholly-owned subsidiaries, in the aggregate, and 36.1 million membership units to Bold Holdings in exchange for each of the parties transferring the ownership interests of Bold and various subsidiaries of Earthstone that hold its oil and gas properties to EEH, effectively making Bold and the various subsidiaries of Earthstone subsidiaries of EEH. Each membership unit in EEH held by Bold Holdings, together with one share of Earthstone's Class B common stock, will be convertible by Bold Holdings (or members of the Investor Group if Earthstone’s Class B common shares and EEH membership units are distributed to the Investor Group by Bold Holdings) into Class A common stock of Earthstone on a one-for-one basis. In addition, upon the closing of the Transaction, Earthstone will issue 150,000 additional shares of Class A common stock to certain members of the Investor Group.

Accordingly, upon the closing of the Transaction, stockholders of Earthstone and the Investor Group are expected to own approximately 39% and 61%, respectively, of the combined company's then outstanding Class A and Class B common stock on a fully diluted basis. After closing, Earthstone will conduct its activities through EEH and be its sole managing member. The Transaction is expected to close during the second quarter of 2017.

Borrowing Base Increase

As discussed in Note 11, after the satisfactory review by the Company’s lenders of 30 days of production from three operated horizontal wells in Midland and Upton Counties, Texas that initiated production in December 2016, the Company’s conforming borrowing base under its credit agreement was increased from $45 million to $62.5 million on February 3, 2017.

Note 14. Supplemental Information on Oil and Gas Producing Activities (Unaudited)

The following tables summarize the net ownership interest in the proved oil and gas reserves and the standardized measure of discounted future net cash flows related to the proved oil and gas reserves for the Company. Natural gas volumes include natural gas liquids.

Proved reserves as of December 31, 2016 and 2015 were estimated by qualified petroleum engineers of the Company using historical data. Numerous uncertainties are inherent in establishing quantities or proved reserves. The following reserve data represents estimates only, and should not be deemed exact. In addition, the standardized measure of discounted future net cash flows should not be construed as the current market value of the Company’s oil and natural gas properties or their cost that would be incurred to obtain equivalent reserves.

All information set forth herein relating to the proved reserves as of December 31, 2016 and 2015, including the estimated future net cash flows and present values, from that date, is taken or derived from the records of the Company. These estimates were based upon review of historical production data and other geological, economic, ownership, and engineering data provided and related to the reserves. No reports on these reserves have been filed with any federal agency. In accordance with the SEC’s guidelines estimates of proved reserves, and the future net revenues from which present values are derived, are based on an un-weighted 12-month average of the first-day-of-the-month price for the period, held constant throughout the life of the properties. Operating costs, development costs, and certain production-related taxes, which are based on current information and held constant, were deducted in arriving at estimated future net revenues.

The proved reserves, all held within the United States, as of December 31, 2016 and 2015, together with the changes therein, are as follows:

	Crude Oil Bbl	Natural Gas Mcf	Total BOE
Quantities of proved reserves:
Balance December 31, 2014	983,743	1,939,764	1,307,037
Revisions	127,631	4,348,423	852,368
Extensions	3,342,461	8,779,907	4,805,779
Acquisition of reserves	45,934	187,840	77,241
Production	(377,124)	(1,167,443)	(571,698)

Balance December 31, 2015	4,122,645	14,088,491	6,470,727
Revisions	684,540	4,377,473	1,414,119
Extensions	4,572,008	11,766,859	6,533,151
Acquisition of reserves	29,825	57,842	39,465
Production	(372,879)	(1,180,153)	(569,571)

Balance December 31, 2016	9,036,139	29,110,512	13,887,891

	Crude Oil Bbl	Natural Gas Mcf	Total BOE
Proved developed reserves
December 31, 2014	983,743	1,939,764	1,307,037
December 31, 2015	1,756,516	7,457,872	2,999,495
December 31, 2016	3,537,069	13,865,122	5,847,923

Proved undeveloped reserves
December 31, 2014	—	—	—
December 31, 2015	2,366,129	6,630,619	3,471,232
December 31, 2016	5,499,070	15,245,390	8,039,968

Standardized measures of discounted future net cash flows relating to proved reserves as December 31, 2016 and 2015 were as follows:

	2016	2015
Future cash inflows	$452,511,594	$230,341,953
Future production and development costs:
Production	138,031,750	80,649,578
Development	98,518,672	55,417,602
Future income tax expense	2,375,686	1,209,295

Future net cash flows	213,585,486	93,065,478

10% discount for estimated timing of cash flows.	(133,522,670)	(53,915,367)

Standardized measure of discounted future net cash flows	$80,062,816	$39,150,111

Future cash inflows are computed by applying a 12-month average commodity price adjusted for location and quality differentials to year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements at year-end. Future development costs include future asset retirement costs.  Future production costs do not include any general and administrative expenses. The standardized measure presented here does not include the effects of federal income taxes as the Company is treated as a flow-through entity for federal income tax purposes. A discount factor of 10% was used to reflect the timing of future net cash flows.  The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair value of the properties. The discounted future cash flow estimates do not include the effects of derivative instruments.

The standardized measure is based on the following oil and natural gas prices over the life of the properties prior to adjustments for differentials:

	2016	2015
Crude Oil per Bbl	$42.75	$50.28
Natural Gas per MMBTU	$2.49	$2.58

Oil and natural gas prices used consist of the unweighted arithmetic average first-day-of-the-month West Texas Intermediate crude oil price and the unweighted arithmetic average first-day-of-the-month Henry Hub natural gas price.

The principal changes in standardized measure of discounted future net cash flows were as follows for the years ended December 31, 2016 and 2015:

	2016	2015
Standardized measure of discounted future net cash flows - beginning of year	$39,150,111	$39,020,047
Changes from:
Production, net of production costs	(15,803,572)	(18,082,722)
Net change in prices and production costs	(2,413,952)	(21,707,158)
Net change in future development costs	(6,455,433)	—
Acquisition of reserves	292,372	606,290
Extensions and discoveries	51,435,656	28,729,502
Previously estimated development costs incurred	5,288,990	—
Revisions of previous quantity estimates	8,265,790	6,109,436
Accretion of discount	3,979,734	3,930,783
Net change in taxes	(467,256)	(359,444)
Change in timing and other	(3,209,624)	903,377

Standardized measure of discounted future net cash flows - end of year	$80,062,816	$39,150,111